Exhibit 99.77(q)(1)(a)(1)

AMENDMENT NO. 5 TO AGREEMENT AND DECLARATION OF TRUST FOR

VOYA SENIOR INCOME FUND

January 12, 2017

THIS AMENDMENT NO. 5 TO THE AGREEMENT AND DECLARATION OF TRUST FOR VOYA SENIOR INCOME FUND dated December 15, 2000 (the “Declaration of Trust”), as amended, has been executed effective as of the date hereof by the undersigned, constituting a majority of the Trustees of Voya Senior Income Fund (the “Trust”), acting pursuant to Article IX, Section 9.4 of the Declaration of Trust.

WHEREAS, on January 12, 2017, the Trustees approved amending the Declaration of Trust of the Trust to establish one additional series of common stock, designated as Class T Common Stock.

NOW, THEREFORE, BE IT RESOLVED, that the first paragraph of Article III, Section 3.1, of the Declaration of Trust for the Trust shall be stricken in its entirety and the following inserted in its place:

“Section 3.1. Division of Beneficial Interest. The beneficial interest in the Fund shall at all times be divided into an unlimited number of Shares. The Shares of the Fund shall initially be divided into two classes of stock consisting of (i) a class of common stock, par value $.01 per Share, which shall be further divided into seven series of common stock, designated as Class A, Class B, Class C, Class I, Class R, Class T and Class W Common Stock (and such other series of common stock as may be authorized from time to time by the Trustees in their sole discretion without Shareholder approval (“Common Stock”)) and (ii) a class of preferred stock which may be divided into one or more series of Preferred Stock and with such par value as may be authorized from time to time by the Trustees in their sole discretion without Shareholder approval (“Preferred Stock”). The different Classes shall be established and designated, and the variations in the relative rights and preferences as between the different Classes, shall be fixed and determined by the Trustees.”

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IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the day and year first above written.

/s/ Colleen D. Baldwin	/s/ Patrick W. Kenny
Colleen D. Baldwin, as Trustee	Patrick W. Kenny, as Trustee

/s/ John V. Boyer	/s/ Shaun P. Mathews
John V. Boyer, as Trustee	Shaun P. Mathews, as Trustee

/s/ Patricia W. Chadwick	/s/ Joseph E. Obermeyer
Patricia W. Chadwick, as Trustee	Joseph E. Obermeyer, as Trustee

/s/ Peter S. Drotch	/s/ Sheryl K. Pressler
Peter S. Drotch, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Martin J. Gavin	/s/ Christopher P. Sullivan
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee

/s/ Russell H. Jones	/s/ Roger B. Vincent
Russell H. Jones, as Trustee	Roger B. Vincent, as Trustee

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